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                       SECURITIES AND EXCHANGE COMMISSION
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549


                                     FORM 15


            Certification and Notice of Termination of Registration
         under Section 12(g) of the Securities Exchange Act of 1934 or
       Suspension of Duty to File Reports Under Sections 13 and 15(d) of
                      the Securities Exchange Act of 1934.


                                                     Commission File No. 0-28070


                           JACKSONVILLE BANCORP, INC.
             (Exact name of registrant as specified in its charter)


                           Commerce and Neches Streets
                            Jacksonville, Texas 75766
                                 (903) 586-9861
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                         Common Stock, par value $0.01
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            (Title of each class of securities covered by this Form)


                                      None
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             (Titles of all other classes of securities for which a
           duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)        [x]               Rule 12h-3(b)(1)(ii)       [x]
     Rule 12g-4(a)(1)(ii)       [ ]               Rule 12h-3(b)(2)(i)        [ ]
     Rule 12g-4(a)(2)(i)        [ ]               Rule 12h-3(b)(2)(ii)       [ ]
     Rule 12g-4(a)(2)(ii)       [ ]               Rule 15d-6                 [x]
     Rule 12h-3(b)(1)(i)        [ ]


Approximate number of holders of record as of the certificate or notice date:  0


Pursuant to the requirements of the Securities Exchange Act of 1934, Franklin Bank Corp., as successor pursuant to the mergers of FBC Merger Corporation, a wholly owned subsidiary of Franklin Bank Corp., with and into Jacksonville Bancorp, Inc., and the subsequent merger of Jacksonville Bancorp, Inc. with and into Franklin Bank Corp., has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.


Date: January 8, 2004
                                 By: /s/ ANTHONY J. NOCELLA
                                    --------------------------------------------
                                    Name:  Anthony J. Nocella
                                    Title: President and Chief Executive Officer